Exhibit 99.1

Noranda Aluminum Holding Corporation Announces Pricing of Initial Public Offering

FRANKLIN, Tenn.--(BUSINESS WIRE)--May 14, 2010--Noranda Aluminum Holding Corporation (NYSE: NOR) announced today the pricing of its initial public offering of 10,000,000 shares of its common stock at $8.00 per share. The underwriters were granted a 30-day option to purchase up to 1,500,000 additional common shares from Noranda at the initial public offering price. The shares will begin trading today on the New York Stock Exchange under the trading symbol “NOR.” The offering is expected to close on May 19, 2010.

BofA Merrill Lynch, Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and UBS Securities LLC acted as the joint book-running managers of the offering.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The offering of common stock may be made only by means of a prospectus. A copy of the final prospectus relating to the offering, when available, may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department, or by calling 866-500-5408; Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014 or by emailing a request to prospectus@morganstanley.com or by calling 866-718-1649; Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling 800-221-1037; Goldman, Sachs & Co., by calling 866-471-2526; or UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by calling 888-827-7275.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is controlled by affiliates of Apollo Management, L.P.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent only the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Registration Statement on Form S-1 (File No. 333-150760) under the caption “Risk Factors.”

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com